EXHIBIT 4.9

                             AMENDMENT NO. 1 TO THE
                              PUT OPTION AGREEMENT

     This Amending Agreement (the "AMENDMENT") is entered into this 13th day of December, 2004, by and among ALBAHEALTH, LLC, a Delaware limited liability company (the "COMPANY"); ALBA-WALDENSIAN, INC., a Delaware corporation ("ALBA"); ENCOMPASS GROUP L.L.C., a Delaware limited liability company ("ENCOMPASS"); and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("GE CAPITAL").

     WHEREAS, the parties entered into a series of agreements relating to the formation and operation of the Company, including that certain Put Option Agreement (the "PUT OPTION AGREEMENT"), dated as of September 6, 2002;

     WHEREAS, pursuant to the terms of the Put Option Agreement, the Alba Party is entitled to exercise the Put Option for a period of three (3) years commencing on September 6, 2004;

     WHEREAS, it is agreed among the parties that as of the date of this Amendment to the Put Option Agreement, the Alba Party is entitled to exercise the Put Option according to the terms of the Put Option Agreement; and whereas at the request of the Company and Encompass, Alba agreed not to exercise the Put Option during September 2004, and the parties wish to amend the Put Option Agreement on the terms and conditions set forth herein;

     NOW THEREFORE, the parties hereby agree as follows:

     1. This Amendment constitutes an integral part of the Put Option Agreement and sets forth the understandings of the parties thereto. Any capitalized term not defined herein shall have the same meaning ascribed to it in the Put Option Agreement.

     2. In the event that the Alba Party does not deliver a Put Notice on or before June 30, 2005, but delivers a Put Notice during the six month period beginning July 1, 2005, the terms for calculating the Alba Put Consideration shall be amended as follows:

          a. (i) If LTM EBITDA (as currently defined in the Put Option Agreement) calculated based on the actual date of delivery of the Put Notice is less than US$6,434,000(six million four hundred and thirty-four thousand United States dollars) (the "MINIMUM EBITDA"), then "LTM EBITDA" for purposes of computing the Alba Put Consideration shall be deemed to be the Minimum EBITDA.

               (ii) If LTM EBITDA calculated based on the date of delivery of the Put Notice is greater than the Minimum EBITDA, then "LTM EBITDA" for purposes of computing the Alba Put Consideration shall be the Minimum EBITDA plus 50% of the amount by which the actual LTM EBITDA exceeds Minimum EBITDA.

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          b.   The "Initial Put Payment" for purposes of computing the Alba Put
               Consideration shall be the Initial Put Payment (as currently defined in the Put Option Agreement, based on the LTM EBITDA as defined in section 2(a) to this Amendment above) plus $325,000 (three hundred and twenty-five thousand United States dollars).

     3. In the event that the Alba Party does not deliver a Put Notice during the six month period beginning July 1, 2005, the terms for calculating the Alba Put Consideration shall remain as set forth in the Put Option Agreement as in effect prior to this Amendment.

     4. In case that the Alba Party delivers a Put Notice during the six month period beginning July 1, 2005, the consummation of the purchase of the Put Interest will take place 105 days following the Put Date.

     5. An example of the calculation of the Alba Put Consideration assuming delivery of the Put Notice during the six month period beginning July 1, 2005 and in accordance with clause 2 above is set forth in ANNEX A to this Amendment.

     6. Except as modified in this Amendment, all terms and conditions of the Put Option Agreement remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment to be effective as of the date first written above.


ALBAHEALTH, LLC
By: /S/ Yos Shiran
------------------
Name: Yos Shiran
Title: Chairman



ENCOMPASS GROUP, L.L.C.
By: /S/ David H.
----------------
Name: David H.
Title: C.O.O.



GENERAL ELECTRIC CAPITAL CORPORATION
By: /S/ Eric A. Schaefer
------------------------
Name: Eric A. Schaefer
Title: C.O.O.



ALBA-WALDENSIAN, INC.
By: /S/ Yos Shiran     /S/ Doug Dickson
------------------     ----------------
Name: Yos Shiran       Doug Dickson
Title: CEO             CFO


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                                     ANNEX A



CALCULATION OF "PUT VALUE"

Debt = any indebtedness for borrowed money

Y = net debt ("Debt" minus cash and cash equivalents) at the last day of the quarter ended before the "put notice".


"PUT VALUE" IF ACTUAL EBITDA <= 6,434,000:

($ 6,434,000 x 6) + 325,000 - Y



"PUT VALUE" IF ACTUAL EBITDA > 6,434,000:

($ 6,434,000 x 6) + [(actual EBITDA - 6,434,000) x 3] + 325,000 - Y